We consent to the incorporation by reference in the Registration Statement on Form 8-K of UTG, Inc. and Subsidiaries of the Brown Smith Wallace, LLP report dated March 25, 2021, relating to the Company’s consolidated financial statements, which appears in UTG, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020. Armanino LLP acquired the practice of Brown Smith Wallace, LLP on August 1, 2021. As such, Armanino LLP is a successor in interest to Brown Smith Wallace, LLP.
/S/ Armanino LLP
St. Louis, Missouri
March 25, 2022